EXHIBIT 23.1
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8/S-3) and related Prospectus of Nuance Communications, Inc. dated April 18, 2007 for the registration of 2,296,340 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2007, with respect to the consolidated financial statements of Bluestar Resources Limited as of December 31, 2006 and 2005, and for the years then ended, included in Nuance Communications, Inc.’s Current Report (Form 8-K/A) dated April 17, 2007, filed with the Securities and Exchange Commission.
/s/ S.R. Batliboi & Associates
Mumbai, India
April 18, 2007